                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            INGERSOLL-RAND COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

[INGERSOLL RAND LOGO]
                                                INGERSOLL-RAND COMPANY 200
                                                                       Chestnut
                                                                       Ridge
                                                                       Road
                                                           Woodcliff Lake, NJ
                                                                       07677

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Ingersoll-Rand Company will be held on Wednesday, May 2, 2001, at 11:00 a.m., local time, at the Company's executive offices, 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey, for the following purposes:

     1. To elect three directors of the Second Class to hold office for three years.

     2. To amend the Incentive Stock Plan of 1998.

     3. To approve the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for 2001.

     4. To conduct such other business properly brought before the Annual
Meeting.

     Only shareholders of record at the close of business on March 5, 2001 are entitled to notice of and to vote at the Annual Meeting.

     Directions to the meeting can be found on page 23 of the attached Proxy Statement.

                                          By Order of the Board of Directors

                                          R.G. HELLER
                                          Vice President and Secretary

Dated: March 16, 2001

                             YOUR VOTE IS IMPORTANT

                   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
              PLEASE PROVIDE YOUR PROXY BY EITHER CALLING THE TOLL-FREE TELEPHONE NUMBER, USING THE INTERNET, OR FILLING IN, SIGNING, DATING, AND PROMPTLY MAILING THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                               TABLE OF CONTENTS

INFORMATION CONCERNING VOTING AND SOLICITATION..............    1
  Who Can Vote..............................................    1
  How You Can Vote..........................................    1
  How to Vote Under Our Employee Plans......................    1
  Revocation of Proxies.....................................    2
  Quorum and Required Votes.................................    2
  Solicitation..............................................    2
  Other Matters to be Acted Upon............................    2

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    3

ITEM 1.  ELECTION OF DIRECTORS..............................    4
  Nominees for Election for a Three-Year Term Expiring in
     2004...................................................    4
  Directors Continuing in Office until 2002.................    5
  Directors Continuing in Office until 2003.................    5
  Compensation of Directors.................................    6
  Board Committees..........................................    6
     Audit Committee........................................    6
     Compensation and Nominating Committee..................    7
     Corporate Affairs Committee............................    7
     Finance Committee......................................    7
  Executive Compensation....................................    7
     Report of Compensation and Nominating Committee........    7
     Summary of Cash and Certain Other Compensation.........   11
     Stock Options..........................................   13
       Option/SAR Grants in 2000............................   13
       Aggregated Option/SAR Exercises in 2000 and December
        31, 2000 Option/SAR Value...........................   14
     Long-Term Incentive Plan Awards........................   14
       Long Term Incentive Plan Awards in 2000..............   14
     Retirement Plans.......................................   15
       Approximate Annual Pension upon Retirement at Age 65
        before Offset.......................................   15
     Other Post-Employment Arrangements.....................   15
     Change in Control Arrangements.........................   16
     Performance Graph......................................   17

ITEM 2.  APPROVAL OF AMENDMENT OF INCENTIVE STOCK PLAN OF
  1998......................................................   17
  Description of 1998 Plan..................................   18
  Stock Options and Stock Appreciation Rights...............   18
  Outside Director Stock Options............................   19
  Stock Awards..............................................   19
  Dividend Equivalents......................................   19
  Adjustment and Change in Control Provisions...............   19
  Administration and Amendment..............................   19
  Federal Income Tax Consequences...........................   20

ITEM 3.  APPROVAL OF APPOINTMENT OF INDEPENDENT
  ACCOUNTANTS...............................................   21
  Audit Committee Report....................................   21
  Audit and Related Fees....................................   21

TRANSACTIONS WITH MANAGEMENT................................   22

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....   22

SHAREHOLDER PROPOSALS AND NOMINATIONS.......................   22

DIRECTIONS TO THE MEETING...................................   23

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS....  A-1

[INGERSOLL RAND LOGO]
                                                INGERSOLL-RAND COMPANY 200
                                                                       Chestnut
                                                                       Ridge
                                                                       Road
                                                           Woodcliff Lake, NJ
                                                                       07677

                                PROXY STATEMENT

                 INFORMATION CONCERNING VOTING AND SOLICITATION

     The IR Board of Directors is soliciting proxies to be used at the May 2, 2001 Annual Meeting of Shareholders. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement and the accompanying proxy card are being distributed beginning on or about March 16, 2001.

WHO CAN VOTE

     Shareholders of record of our common stock at the close of business on March 5, 2001 may vote at the annual meeting.

     On March 5, 2001, 160,259,428 shares of our common stock were outstanding. Each shareholder has one vote for each share of common stock owned of record at the close of business on the record date.

HOW YOU CAN VOTE

     Shareholders of record can give a proxy to be voted at the meeting in any one of the following ways:

     - over the telephone by calling the toll-free number identified on the attached proxy card,

     - over the Internet, or

     - by completing, signing and returning the enclosed proxy card.

     Shareholders who hold their shares through a broker (in "street name") must vote their shares in the manner prescribed by their brokers.

     The telephone and Internet voting procedures have been set up for your convenience. These procedures are designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions contained on the enclosed proxy card. If you wish to vote using the enclosed proxy card, please sign and return your signed proxy to us before the annual meeting, and we will vote your shares as you direct.

     Whether you vote by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for director (Item 1 on the proxy card). You can also specify whether you approve, disapprove, or abstain from the other proposals presented at the meeting.

     IF YOU DO NOT SPECIFY ON YOUR PROXY CARD (OR WHEN GIVING YOUR PROXY BY TELEPHONE OR OVER THE INTERNET) HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS SET FORTH UNDER ITEM 1 AND "FOR" ITEMS 2 AND 3.

HOW TO VOTE UNDER OUR EMPLOYEE PLANS

     If you participate in the IR Savings and Stock Investment Plan, the IR/Clark Leveraged Employee Stock Ownership Plan, the Ingersoll-Rand/Thermo King Savings and Stock Investment Plan, the IR Savings Plan for Bargaining Unit Employees, or the Dresser-Rand Company Retirement Savings Plans, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions over the telephone or the Internet. They will vote the shares in accordance with your instructions and the terms of the plan.

     If you do not provide voting instructions for shares held for you in any of these plans, they will vote these shares in the same ratio as the shares for which voting instructions are provided.

REVOCATION OF PROXIES

     You may revoke your proxy at any time before it is exercised in any of following ways:

     - by notifying IR's corporate secretary in writing;

     - by submitting another proxy by telephone, via the Internet or by mail that is received later and, if by mail, that is properly signed; or

     - by voting in person at the meeting.

     You may not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.

QUORUM AND REQUIRED VOTES

     The presence, in person or by proxy, of the holders of a majority of all outstanding shares of our common stock is necessary to constitute a quorum.

     In voting for the election of directors, shareholders have cumulative voting rights. Accordingly, you may cumulate your voting power and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of your votes, or distribute your votes on the same principle among two or more candidates, as you see fit. The enclosed proxy grants discretionary authority for the exercise of such cumulative voting rights. In the election of directors, persons receiving the highest number of "FOR" votes will be elected.

     The affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote, and voting on the matter presented, is required to approve each proposal other than the election of directors.

     Abstentions are counted as "shares present" at the meeting for the purposes of determining whether a quorum exists. However, since abstentions are not votes in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called "broker nonvotes") are also considered "shares present," but also will not affect the outcome of any vote.

SOLICITATION

     We have hired Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $10,000, plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

OTHER MATTERS TO BE ACTED UPON

     We do not know of any other matters to be presented or acted upon at the meeting. Under our bylaws, shareholders may only bring business before an annual meeting if it is submitted to our corporate secretary in a timely manner. (The deadline for timely proposals for future meetings is discussed under "Shareholder Proposals and Nominations" on page 22 of this proxy statement.) If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of February 28, 2001, the beneficial ownership of our common stock by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

                                          SHARES OF        LESOP AND                         DEFERRED
                                           COMMON             SSIP         EXERCISABLE        SHARE
NAME                                      STOCK(a)         SHARES(b)       OPTIONS(c)        UNITS(d)
----                                   ---------------   --------------    -----------    --------------
D. W. Devonshire.....................          --             2,458           104,999         26,000
J. P. Flannery.......................       1,500                --             4,500         17,504
P. C. Godsoe.........................       3,000                --             2,250          7,044
H. L. Henkel.........................       3,000             2,872           291,665         83,762
C. J. Horner.........................         829                --             2,250         32,865
B. D. Jellison.......................       1,080            11,588           200,498         39,866
H. W. Lichtenberger..................       3,500                --            11,250          9,730
G. A. Mapp...........................       3,834             2,498            51,666          9,242
S. T. Martin.........................       3,759(e)          7,738            61,666          7,686
T. E. Martin.........................         760                --             6,750          7,858
O. R. Smith..........................       4,500                --            11,250         11,906
R. J. Swift..........................         750                --             6,750          7,562
T. L. White..........................         750                --             6,750          7,588
All directors and executive officers
  as a group (20 persons)(f).........      69,163            41,207         1,127,075        167,141

---------------
(a) Unless otherwise indicated, all shares are held directly. No director or executive officer of the Company owns as much as 1% of the outstanding common stock.

(b) Represents shares held by the trustee under the Company's Leveraged Employee Stock Ownership Plan ("LESOP") and Savings and Stock Investment Plan ("SSIP") for the benefit of executive officers.

(c) Represents shares as to which directors and executive officers had exercisable options under the Company's Incentive Stock Plans.

(d) In the case of non-employee directors these amounts represent shares earned and vested under the Director Deferral Plan (referred to below under the heading "Compensation of Directors"). In the case of executive officers these amounts represent (i) shares earned and vested under the Company's Executive Deferred Compensation and Stock Bonus Plan (the "Executive Deferral Plan") and (ii) shares in respect of vested stock awards deferred at the election of the executives.

(e) Includes 3,897 shares owned by Mr. S.T. Martin's wife and Mr. S.T. Martin disclaims beneficial ownership of such shares.

(f) The shares of common stock beneficially owned by all directors and executive officers as a group (including shares issuable under exercisable options) aggregated approximately 1% of the total outstanding common stock. This includes the 3,897 shares of common stock owned by Mr. S.T. Martin's wife.

     The following table sets forth each shareholder which, as of February 28, 2001, is known by us to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company:

                                                              AMOUNT AND NATURE OF     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP     OF CLASS
------------------------------------                          --------------------    ----------
Chase Manhattan Corporation.................................        9,662,583(a)         6.03%
270 Park Avenue
New York, New York 10017
FMR Corp....................................................       20,510,346(b)        12.80%
82 Devonshire Street
Boston, Massachusetts 02109

---------------
(a) These shares are held as trustee under a Master Trust Agreement covering certain Company employee benefit plans for the benefit of participants in such plans.

(b) FMR Corp. (including its affiliates) has sole investment power as to all of such shares. In addition, as to 1,998,735 shares, FMR Corp. (including its affiliates) has sole voting power.

                         ITEM 1.  ELECTION OF DIRECTORS

     Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of shareholders to serve for a three-year term.

     Directors elected at the 2001 annual meeting will hold office for a three-year term expiring in 2004. Other directors are not up for election this year and will continue in office for the remainder of their terms. The nominees for election at the 2001 annual meeting are Peter C. Godsoe, Constance J. Horner and Orin R. Smith.

     If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

     The Board of Directors held nine meetings during 2000. Each incumbent director attended 75% or more of the total number of meetings of the Board and the committees on which he or she served.

          NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING IN 2004

PETER C. GODSOE -- age 62, director since 1998

     - Chairman of the Board and Chief Executive Officer of the Bank of Nova Scotia since 1995.

     - Deputy Chairman of the Board, President and Chief Executive Officer of the Bank of Nova Scotia from 1993 to 1995.

     - Director of Empire Company Limited.

CONSTANCE J. HORNER -- age 59, director since 1994

     - Guest Scholar at the Brookings Institution since 1993.

     - Commissioner of U.S. Commission on Civil Rights from 1993 to 1998.

     - Assistant to the President and Director of Presidential Personnel from 1991 to 1993.

     - Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991.

     - Director of:

       - Foster Wheeler Corporation

       - Pfizer Inc.

       - The Prudential Insurance Company of America

ORIN R. SMITH -- age 65, director since 1995

     - Chairman and Chief Executive Officer of Engelhard Corporation (provider of specialty chemical products, engineered materials and industrial commodities management services for various industries) from 1995 until retirement effective December 31, 2000.

     - President and Chief Executive Officer of Engelhard Corporation from 1984 to 1995.

     - Director of:

       - Applera Corporation

       - Engelhard Corporation

       - Vulcan Materials Company

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2002

HERBERT L. HENKEL -- age 52, director since 1999

     - Chairman of the Board (since May 2000) and President and Chief Executive Officer (since October 1999) of the Company.

     - President and Chief Operating Officer of the Company from April 1999 to October 1999.

     - Chief Operating Officer of Textron Inc. (a multi-industry company with operations in aircraft, automotive, industrial and finance) from 1998 to March 1999.

     - Vice President of Textron Inc. responsible for Textron Industrial Products Segment from 1993 to 1998.

     - Director of Pitney-Bowes, Inc.

H. WILLIAM LICHTENBERGER -- age 65, director since 1995

     - Chairman and Chief Executive Officer of Praxair, Inc. (an industrial gases company) from 1992 until retirement effective December 1, 2000.

     - Director of Arch Chemicals, Inc.

TONY L. WHITE -- age 54, director since 1997

     - Chairman, President and Chief Executive Officer of Applera Corporation (a developer, manufacturer and marketer of life science systems and genomic information products) since 1995.

     - Executive Vice President of Baxter International Inc. from 1993 to 1995.

     - Director of C.R. Bard, Inc.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2003

JOSEPH P. FLANNERY -- age 68, director since 1986

     - Chairman, President and Chief Executive Officer of Uniroyal Holding, Inc. (a holding company) since 1986.

     - Director of:

       - ArvinMeritor Inc.

       - K Mart Corporation

       - Newmont Mining Corporation

       - The Scotts Company

THEODORE E. MARTIN -- age 61, director since 1996

     - President and Chief Executive Officer of Barnes Group Inc. (manufacturer and distributor of precision springs and custom metal parts) from 1995 until retirement in 1998.

     - Director of:

       - Applera Corporation

       - Unisys Corporation

RICHARD J. SWIFT -- age 56, director since 1995

     - Chairman, President and Chief Executive Officer of Foster Wheeler Corporation (provider of design, engineering, construction, manufacturing, management and environmental services) since 1994.

     - Director of Public Service Enterprise Group.

                           COMPENSATION OF DIRECTORS

     Directors who are not our employees receive an annual retainer of $30,000 and $1,000 for attendance at each board or committee meeting, except that committee chairs receive $2,000 per committee meeting. In addition, each non-employee director is annually granted options to purchase 2,250 shares of our common stock.

     Under our Directors Deferred Compensation and Stock Award Plan (the "Director Deferral Plan"), each non-employee director is credited annually with units representing 600 shares of our common stock. The units are credited to an account maintained for each non-employee director (a "Deferred Compensation Account"). Directors who are not employees may also defer all or a portion of the retainer and meeting fees to which they are entitled. If a director defers his or her fees and elects to have the deferred fees invested in common stock units we credit an additional 20% of the retainer and meeting fees that are deferred to the director's Deferred Compensation Account. Each director is fully vested in amounts credited to the director's Deferred Compensation Account, except that the additional 20% contributions in respect of deferred fees are not vested until five years after crediting or, if earlier, the cessation of the director's service on the Board of Directors by reason of death or normal retirement (i.e., age 70 or 15 years of Board service). All distributions of amounts invested in common stock are made in the form of shares of our common stock equal to the number of units credited to the director's Deferred Compensation Account.

                                BOARD COMMITTEES

AUDIT COMMITTEE

Members:  Richard J. Swift (Chair)
         Joseph P. Flannery
         Peter C. Godsoe
         H. William Lichtenberger
         Orin R. Smith
         Tony L. White

Number of Meetings in 2000: 4

Functions:

     - Review annual audited financial statements with management and the independent accountants.

     - Review significant issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls.

     - Recommend to the Board the public accounting firm to be appointed our independent accountants and review the performance of the independent accountants.

     - Review the scope of the audit and the findings of the accountants.

     - Satisfy itself as to the independence of the independent accountants and insure receipt of their annual independence statement.

     A complete list of all the functions of the Audit Committee is included in the charter of the committee attached to this proxy statement as Appendix A. The members of the Audit Committee are all "independent" as defined in the New York Stock Exchange listing standards.

COMPENSATION AND NOMINATING COMMITTEE

Members: Joseph P. Flannery (Chair)
         H. William Lichtenberger
         Orin R. Smith
         Richard J. Swift

Number of Meetings in 2000: 5

Functions:

     - Establish executive compensation policies.

     - Approve compensation of officers and key employees.

     - Review and recommend changes in employee benefit programs.

     - Review and recommend changes in management succession plans.

     - Recommend nominees for election as directors and officers and members of Board committees.

CORPORATE AFFAIRS COMMITTEE

Members:  Constance Horner (Chair)
         Theodore E. Martin
         Orin R. Smith
         Tony L. White

Number of Meetings in 2000: 2

Functions:

     - Review policies on public issues having broad social significance.

     - Review the implementation of those policies.

     - Review compliance by employees with ethical and legal standards.

FINANCE COMMITTEE

Members: H. William Lichtenberger (Chair)
         Joseph P. Flannery
         Peter C. Godsoe
         Constance Horner
         Theodore E. Martin

Number of Meetings in 2000: 4

Functions:

     - Approve the appointment and review the performance of investment managers under employee benefit plans.

     - Review proposed borrowings and issuances of securities.

     - Recommend to the Board the dividends to be paid on our common stock.

     - Review cash management policies.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE

     The Company's executive compensation program is administered by the Compensation and Nominating Committee of the Board of Directors (the "Compensation Committee"), which is composed solely of independent non-employee directors. The Compensation Committee has responsibility for the Company's executive officer compensation program, including the approval of salary increases and annual bonuses, and the granting of stock options and stock awards, in accordance with the terms of the respective plans governing such grants, to executive officers who are not also directors of the Company. It also has responsibility for making recommendations to the non-employee members of the Board of Directors regarding salary increases, the payment of annual bonuses, and the granting of stock options and stock awards to executive officers who also are directors of the Company.

Compensation Policies Applicable to Executive Officers

     The Compensation Committee's executive officer compensation policies are based on the belief that the interests of the Company's executive officers should be aligned with those of the Company's shareholders. The policies relate compensation to both short-term (annual) and long-term financial performance of the Company, as well as to long-term shareholder investment returns. Executive officer compensation policies provide that executive pay be both contingent and variable based upon company financial and operational performance.

     The objectives which guide policy development are to (a) provide a total compensation package that will attract, motivate and retain as senior management exceptionally talented individuals who are essential for building shareholder value on a long-term basis, (b) establish annual incentives for members of senior management that are directly tied to the overall financial performance of the Company and to their respective individual performances and (c) create long-term incentives to focus executives on managing from the viewpoint of an owner with an equity stake in the business, thereby aligning executive compensation with the returns realized by the Company's shareholders. While many compensation determinations are based upon objective criteria, certain of such determinations include subjective elements.

     The objectives described above are generally accomplished through a mix of compensation components, targeted degrees of competitiveness and direct linkages to Company financial performance. The value of the variable compensation components (annual cash incentive payments plus stock options and stock awards) is directly linked to the financial performance of the Company and to the value of the Company's common stock. Thus, alignment of the interests of the shareholders and of the executives is achieved.

     The Compensation Committee periodically reviews and evaluates its executive officer compensation practices against the practices and pay levels of other similar companies. These comparisons are conducted continuously throughout the year through a variety of methods such as direct analysis of peer company proxy statements, compilation of survey data published by several independent consulting firms, and customized compensation surveys performed by independent consulting firms. The companies included in these compensation surveys are not necessarily the same as those comprising the Standard & Poor's Machinery-Diversified Index referred to below under the caption "Performance Graph," although some of the companies comprising such Index are included in the compensation surveys.

     Salary increases normally are granted annually to executive officers by the Compensation Committee based upon individual performance, the Compensation Committee's evaluation of general U.S. industry salary trends derived from surveys and various business publications and the salaries paid for comparable positions at the surveyed corporations referred to above. Weighing of these salary determination factors varies because each salary determination is based upon an individual's particular circumstances.

     Executive officers with direct responsibility for business unit operations may receive annual bonuses under the terms of written performance agreements established early each year. The agreements for 2000 provided that a bonus equal to 35-50% of salary would be payable if their respective group operations met certain pre-established sales, operating income, cash flow and return on invested capital targets, and an additional 30-45% of salary would be payable for substantially exceeding those targets. In addition, a discretionary bonus of up to 30% of salary would be payable based upon subjective criteria applicable to the respective operations managed by these executive officers.

     Other executive officers, including those responsible for staff functions, may receive annual bonuses based upon both the Company's and their individual performance during each such year. The determination of the amount of any bonus payable to these other executive officers is subjective. In fixing such bonus awards, the Compensation Committee considers not only the Company's earnings per share performance in the particular year compared to the preceding year and to the earnings per share goal established at the start of the particular year, but also the individual's contribution to such performance. In addition, the general economic environment in which the Company operated during such year is taken into account as are the prevailing pay levels for similar positions in similar companies.

     The Company's Senior Executive Performance Plan (the "Performance Plan") limits the bonuses that may be awarded to participants in the Performance Plan, who consist of the chief executive officer plus the four other highest compensated executive officers (as determined under Securities Exchange Act regulations). Bonuses to Performance Plan participants are limited to their respective allocated shares of the Performance Plan's bonus pool for the year in question.

     The Company's executive officer compensation program provides for a substantial component of total executive officer compensation to reflect the returns realized by shareholders and the degree to which future performance targets are met. This equates the long-term interests of the Company's executive officers with those of the Company's shareholders and is accomplished through the following long-term incentive programs:

     - Stock options under the Company's Incentive Stock Plans generally have been granted annually at an exercise price equal to the fair market value of the common stock on the date of grant. Currently, options granted to executive officers become exercisable in three equal annual installments beginning one year from the date of grant and expire on the tenth anniversary of the grant.

     - Stock awards payable in the common stock periodically have been granted under the Company's Incentive Stock Plans to executive officers and other key employees of the Company. Awards to executive officers normally are distributed at the conclusion of multi-year performance periods. Under the terms of all awards granted to executive officers since 1997 (other than certain awards to Messrs. Henkel and Devonshire as part of their initial employment arrangements with the Company), distribution of 100% of the shares awarded to executive officers is contingent upon the Company's achievement of predetermined earnings, operating income and per share objectives. In the event such objectives are not met, payouts are made only at the discretion of the members of the Board of Directors who do not participate in the executive compensation program.

     - The Executive Deferred Compensation Plan (the "Executive Deferral Plan") enables and encourages eligible executives to defer receipt of all or part of their Company annual cash bonus in exchange for common stock equivalents or mutual fund investments. The Executive Deferral Plan is designed to increase stock ownership by executives. Certain participants who agree to prescribed stock ownership guidelines which are expressed as multiples of their annual salary are eligible for a 20% supplemental amount on those deferrals invested in common stock equivalents. Vesting of the 20% supplemental amount is generally subject to the completion of five years of employment following the date of deferral. Such executives may also elect to forego cash bonus payments in exchange for options to purchase our common stock issued under the Company's Incentive Stock Plan.

     The number of stock options and stock awards granted are based upon the position responsibility of each recipient and the long-term incentive practices of the surveyed corporations referred to above. These factors are periodically reevaluated by the Compensation Committee. The Compensation Committee seeks to provide total opportunity, comprised of salary, annual incentives and long-term incentives, for executive officers up to (approximately) the 75th percentile of the pay levels for equivalent positions as determined through the survey processes discussed above. This level of opportunity is earned only with commensurate achievement of business results. The Compensation Committee uses these guidelines in making its award grant determinations. New awards of both stock options and stock grants are issued without regard to the options or awards previously granted or still outstanding.

2000 Chief Executive Officer Compensation

     Effective May 1, 2000, Mr. Henkel's annual salary was increased to $1,000,000. This promotional increase of 17.6% placed his salary at approximately the median salary level for chief executive officers of comparable companies.

     In addition, the Compensation Committee recommended that the Board approve a bonus to Mr. Henkel in an amount equal to 85% of his 2000 year-end salary. This recommendation, as well as the Board's subsequent award of that bonus, was based upon Mr. Henkel's contributions to the Company's 2000 operating results.

2000 Compensation of Other Named Executive Officers

     During 2000, in accordance with the policies stated above, the executive officers named in the Summary Compensation Table, other than Mr. Henkel, were granted salary increases averaging approximately 21%. Bonus awards to Messrs. Devonshire, Jellison, Martin and Mapp were granted pursuant to performance agreements of the type described above. Since the operations or functions for which Messrs. Devonshire, Jellison, Martin and Mapp were responsible exceeded their respective 2000 operating income, cost improvement and asset management goals and the Company achieved certain pre-established profit objectives, these individuals were awarded bonuses averaging approximately 85% of year-end salary. Where applicable, the bonus awards were in accordance with the Performance Plan.

     The named executive officers were also granted stock options in respect of the Company's common stock, as indicated in the Summary Compensation Table and under the caption "Stock Options", and stock awards as indicated under the caption "Long-Term Incentive Plan Awards," in each case in accordance with the practices referred to above.

Summary

     The Compensation Committee believes the compensation program for the Company's executive officers is competitive with the compensation programs provided to similarly situated officers in the surveyed corporations. The Compensation Committee believes the bonus payments made to the executive officers named in the Summary Compensation Table below in respect of the year 2000 are appropriate and commensurate with the Company's 2000 financial and strategic performance and their respective individual achievements during the year. Based on information the Compensation Committee has been provided by consultants relative to the compensation practices of surveyed corporations, it believes the stock incentive compensation opportunities provided to these officers, in the form of stock awards and stock options, are also appropriate and are awarded in a manner fully consistent with the Company's strategy of basing a substantial component of total executive officer compensation on the total returns realized by the Company's shareholders.

                                          COMPENSATION AND NOMINATING
                                          COMMITTEE

                                          Joseph P. Flannery (Chair)
                                          H. William Lichtenberger
                                          Orin R. Smith
                                          Richard J. Swift

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the years ended December 31, 1998, 1999 and 2000, the cash compensation we paid, as well as certain other compensation paid or accrued for those years, to the individuals named below:

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-term Compensation
                                                                               -----------------------------------
                                                 ANNUAL COMPENSATION                    AWARDS
                                          ----------------------------------   -------------------------   PAYOUTS
                                                                   OTHER       RESTRICTED    SECURITIES    -------       ALL
                                                                   ANNUAL        STOCK       UNDERLYING     LTIP        OTHER
NAME AND                                  SALARY      BONUS     COMPENSATION     AWARDS     OPTIONS/SARs   PAYOUTS   COMPENSATION
PRINCIPAL POSITION                 YEAR     ($)        ($)         ($)(a)        ($)(b)         (#)        ($)(c)       ($)(d)
------------------                 ----   -------   ---------   ------------   ----------   ------------   -------   ------------
H. L. Henkel.....................  2000   950,000     850,000(f)     3,417       187,410(f)   150,000      989,119(g)    85,000
  Chairman of the Board            1999   581,731   1,000,000(f)   177,334     3,651,744(f)   350,000           --      251,854
  President & Chief
  Executive Officer(e)

D. W. Devonshire.................  2000   500,000     410,000          --             --       65,000      292,556(g)    41,484
  Executive Vice President         1999   485,000     430,000      10,822             --       35,000      266,963(g)    55,064
  & Chief Financial Officer        1998   438,462     390,000      28,696        298,500       90,000           --      482,735

B. D. Jellison...................  2000   500,000     419,040          --         13,629       65,000      292,556(g)    47,693
  Executive Vice President         1999   355,000     368,177          --         12,554       65,000      266,963(g)    37,789
                                   1998   294,417     239,500          --         11,714       50,000       81,065(g)    40,083
S. T. Martin(h)..................  2000   500,000     416,160          --         13,229       65,000      292,556       45,534
  Executive Vice President         1999   355,000     325,000          --         11,444       65,000      266,963       36,055
                                   1998   295,833     292,820(f)        --        27,644(f)    50,000       49,755(g)    34,002
G. A. Mapp.......................  2000   358,000     201,540(i)    26,496         2,829       45,000      133,276(g)    59,154
  Senior Vice President            1999   276,667     128,625(f)    25,353        21,010(f)    30,000      109,455       50,637
                                   1998   252,611     265,000(f)     9,567        12,860(f)    10,000           --       41,297

---------------
 (a) These amounts represent that portion of relocation benefit payments which compensated the named executive officers for the income taxes payable in respect of relocation compensation. The relocation benefit amounts are reflected in the column headed "All Other Compensation."

(b) The amounts reflected as Restricted Stock Awards are composed of the following:

    - the portion of stock awards granted to Mr. Devonshire in 1998 and Mr. Henkel in 1999 to be issued subject to their continued employment with the Company;

    - the crediting of common stock equivalents to the accounts of the named executives under our Management Incentive Unit ("MIU") Plan (in which of the named individuals only Messrs. Jellison and Martin participate);

    - amounts credited under the Executive Deferral Plan equal to 20% of the cash bonuses deferred by the named executives; and

    - the crediting of additional common stock equivalents to accounts of the named executives under the Executive Deferral Plan arising from the reinvestment of dividend equivalents under that plan.

    The total number and fair market value as of December 31, 2000 of all the common stock equivalents credited to the accounts of the named executives under the MIU Plan and the number of shares issuable contingent upon the continued employment of the named executives are as follows:

                                                                     FAIR MARKET
NAME                                                     # SHARES     VALUE ($)
----                                                     --------    -----------
H. L. Henkel...........................................   67,609      2,831,465
D. W. Devonshire.......................................       --             --
B. D. Jellison.........................................    4,685        196,208
S. T. Martin...........................................    4,216        176,566
G. A. Mapp.............................................      700         29,316

 (c) The amounts reflected in this column represent the value of the performance portion of stock awards distributed to the named executives. The shares subject to the performance portion of the stock awards are distributable if the Company achieves established earnings per share goals. Distributions of 100% of shares subject to awards granted are contingent on Company performance (other than certain awards to Messrs. Henkel and Devonshire as part of their initial employment arrangements with the Company).

(d) The amounts reflected in this column represent:

    - our contributions for the account of the named executive officers under our Savings and Stock Investment Plan (the "SSIP") (which includes contributions under our Leveraged Employee Stock Ownership Plan (the "LESOP")), as well as amounts credited to the accounts of such executive officers under the related supplemental plans, which provide benefits which would have been provided under the applicable tax-qualified plan but for Internal Revenue Code restrictions on such benefits;

    - dividend equivalents paid to the named executive officers in respect of the performance portion of stock awards (see footnote (c) above);

    - relocation benefits paid to the named executive officers; and

    - a special bonus award paid in 1998 to Mr. Devonshire in connection with the commencement of his employment with the Company.

     For 2000 such amounts were as follows:

                                      SAVINGS SSIP
                                       (INCLUDING
                                      SUPPLEMENTAL
                                     PLAN AND LESOP         DIVIDEND         RELOCATION
NAME                               CONTRIBUTIONS) ($)    EQUIVALENTS ($)    BENEFITS ($)
----                               ------------------    ---------------    ------------
H. L. Henkel.....................        68,000              17,000
D. W. Devonshire.................        37,200               4,284                --
B. D. Jellison...................        43,409               4,284                --
S. T. Martin.....................        41,250               4,284                --
G. A. Mapp.......................        27,900               2,405            28,849

 (e) Mr. Henkel joined the Company in April 1999.

 (f) Pursuant to the Executive Deferral Plan, annual cash bonuses have been deferred in exchange, among other investment options, for common stock equivalents equal to 120% of the deferred amounts. Common stock equivalents representing deferred cash bonuses are included in the "Bonus" column, while the 20% additional amounts are included in the column captioned "Restricted Stock Awards". The deferred cash bonus amounts for the executive officers named above who elected to defer bonus payments in exchange for common stock equivalents were as follows:

NAME                                          1998         1999         2000
----                                         -------    ----------    --------
H. L. Henkel...............................       --    $1,000,000    $850,000
D. W. Devonshire...........................       --            --          --
B. D. Jellison.............................       --            --          --
S. T. Martin...............................  $87,846            --          --
G. A. Mapp.................................   64,315       100,000          --

(g) Receipt of these amounts has been deferred at the election of the executives.

(h) Mr. Martin retired in January 2001.

(i) Mr. Mapp elected to forego the payment of an additional $201,540 and to receive in lieu thereof an award of options, issued on February 7, 2001, to purchase up to 26,320 shares of common stock at an exercise price of $44.23.

STOCK OPTIONS

     The following tables contain information for the year 2000 concerning the grants to, and exercises by, the executive officers named above, of stock options under the Company's Incentive Stock Plans and the value of such options held by such executive officers as of December 31, 2000:

                           OPTION/SAR GRANTS IN 2000

                                                   % OF
                                                  TOTAL
                                               OPTIONS/SARS
                                NUMBER OF        GRANTED
                               SECURITIES           TO           EXERCISE                       GRANT
                               UNDERLYING       EMPLOYEES           OR                           DATE
                              OPTIONS/SARS          IN             BASE         EXPIRATION      VALUE
NAME                          GRANTED(#)(a)        2000        PRICE($)/(sh)       DATE         ($)(b)
----                          -------------    ------------    -------------    ----------    ----------
H. L. Henkel................     125,000           4.04            53.03          1/3/10      2,166,250
                                  25,000           0.81            46.63          5/3/10        399,750
D. W. Devonshire............      65,000           2.10            53.03          1/3/10      1,126,450
B. D. Jellison..............      65,000           2.10            53.03          1/3/10      1,126,450
S. T. Martin................      65,000           2.10            53.03          1/3/10      1,126,450
G. A. Mapp..................      35,000           1.13            53.03          1/3/10        606,550
                                  10,000           0.32            45.88          6/7/10        156,000

---------------
 (a) All options become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

(b) Grant date value is based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The grant date values were determined based in part upon the following assumptions:

                                       JANUARY 3, 2000    MAY 3, 2000    JUNE 7, 2000
                                       ---------------    -----------    ------------
Expected volatility..................    0.3351            0.3672         0.3706
Risk-free rate of return.............     6.57%             6.66%          6.36%
Dividend yield.......................     1.28%             1.46%          1.48%
Time of exercise (expected)..........    4 years           4 years        4 years

 AGGREGATED OPTION/SAR EXERCISES IN 2000 AND DECEMBER 31, 2000 OPTION/SAR VALUE

                            NUMBER OF                                                       VALUE OF UNEXERCISED
                              SHARES                          NUMBER OF UNEXERCISED             IN-THE-MONEY
                            UNDERLYING                           OPTIONS/SARS AT               OPTIONS/SARS AT
                             OPTIONS/                              12/31/00(#)                  12/31/00 ($)
                               SARS       VALUE REALIZED   ---------------------------   ---------------------------
NAME                       EXERCISED(#)        ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ------------   --------------   -----------   -------------   -----------   -------------
H. L. Henkel.............      --              --            249,999        250,001              --         --
D. W. Devonshire.........      --              --             41,666        118,334              --         --
B. D. Jellison...........      --              --            157,166        108,334       1,101,250         --
S. T. Martin.............      --              --             61,666        108,334              --         --
G. A. Mapp...............      --              --             30,000         65,000          14,062         --

LONG-TERM INCENTIVE PLAN AWARDS

     As part of our executive officer compensation program, we have awarded shares of our common stock under our Incentive Stock Plans to executive officers and other key employees. Distributions are contingent upon a combination of our earnings per share performance and business sector operating income during the payout period. The relative weighting of the components varies based upon the particular executive's business responsibilities. The following table reflects the stock awards granted during 2000 to the executive officers named above:

                    LONG-TERM INCENTIVE PLAN AWARDS IN 2000

                                                       PERFORMANCE
                                                         OR OTHER
                                       NUMBER OF          PERIOD            ESTIMATED FUTURE PAYOUTS
                                        SHARES,           UNTIL                       UNDER
                                        UNITS OR        MATURATION         NON-STOCK PRICE BASED PLANS
                                         OTHER              OR        -------------------------------------
                                         RIGHTS         PAYOUT(a)     THRESHOLD(#)   TARGET(#)   MAXIMUM(#)
                                    ----------------   ------------   ------------   ---------   ----------
H. L. Henkel......................       50,000          (a)             10,000        50,000      75,000
D. W. Devonshire..................       14,000          (a)              2,800        14,000      21,000
B. D. Jellison....................        9,000          (a)              1,800         9,000      13,500
S. T. Martin......................           --          --                  --            --          --
G. A. Mapp........................       11,000          (a)              2,200        11,000      16,500
                                            667          (b)                 --           667          --

---------------
(a) The shares subject to these stock awards are issuable half in 2002 and half in 2003 based upon performance during the 2000-2001 and 2000-2002 periods, respectively.

(b) Mr. Mapp was granted this award, distributable in 2001 based upon our earnings per share performance in 2000 incident with his promotion to senior vice president.

RETIREMENT PLANS

     The Company and its subsidiaries maintain a number of defined benefit pension plans for their officers and other employees. The pension plans provide for fixed benefits in the event of retirement at a specified age and after a specified number of years of service. All of the executive officers of the Company named above are eligible to participate in the Company's Pension Plan Number One (the "Pension Plan") and the Elected Officers Supplemental Program. The following table illustrates approximate annual pensions for retirements in 2001 under the Pension Plan and under the Elected Officers Supplemental Program computed as a straight life annuity, before the reduction specified in footnote
(a) below and based on the indicated assumptions:

     APPROXIMATE ANNUAL PENSION UPON RETIREMENT AT AGE 65 BEFORE OFFSET(a)

FINAL AVERAGE                  15 YEARS OF   20 YEARS OF   25 YEARS OF   30 YEARS OF   35 YEARS OF   40 YEARS OF
COMPENSATION                     SERVICE       SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
-------------                  -----------   -----------   -----------   -----------   -----------   -----------
$500,000.....................   $142,500      $190,000      $237,500     $  285,000    $  332,500    $  332,500
700,000......................    199,500       266,000       332,500        399,000       465,500       465,500
900,000......................    256,500       342,000       427,500        513,000       598,500       598,500
1,100,000....................    313,500       418,000       522,500        627,000       731,500       731,500
1,300,000....................    370,500       494,000       617,500        741,000       864,500       864,500
1,500,000....................    427,500       570,000       712,500        855,000       997,500       997,500
1,700,000....................    484,500       646,000       807,500        969,000     1,130,500     1,130,500
1,900,000....................    541,500       722,000       902,500      1,083,000     1,263,500     1,263,500
For each additional
  $100,000...................     28,500        38,000        47,500         57,000        66,500        66,500

---------------
(a) Benefits payable to participants in the Pension Plan and the Elected Officers Supplemental Plan are reduced by a portion of the Social Security benefits to which such participants are entitled.

     The credited years of service and covered compensation as of December 31, 2000 for the individuals named above are as follows:

                                                      YEARS OF
                      NAME                        CREDITED SERVICE    COVERED COMPENSATION($)
                      ----                        ----------------    -----------------------
H. L. Henkel....................................         13(a)               1,925,000
D. W. Devonshire................................          3                    882,500
B. D. Jellison..................................         26                    803,146
S. T. Martin....................................         39                    796,837
G. A. Mapp......................................         33                    649,176

---------------
(a) Mr. Henkel's credited years of service exceed his actual service pursuant to the provisions of his employment arrangements.

OTHER POST-EMPLOYMENT ARRANGEMENTS

     The Company has entered into an arrangement with each executive officer named above other than Mr. Mapp, whereby the Company is obligated to pay certain annual benefits for a ten-year period commencing upon normal retirement, so long as their employment with the Company is not terminated by the Company for cause (as defined), so long as they meet certain noncompetition obligations and, in certain cases, so long as they retire from the Company at normal retirement age. In the event of death, the benefits are payable to the individual's estate to the extent not already paid. The annual benefits payable to each of such individuals are as follows: Mr. Henkel, $125,000; Mr. Devonshire, $65,000; Mr. Jellison, $65,000; and Mr. Martin, $65,000. Under this arrangement, the Company is a beneficiary of life insurance policies on such executives and, based on actuarial assumptions, the life insurance proceeds receivable by the Company will defray the costs associated with this program.

     The Company has also adopted a program which provides the executive officers named above with life insurance coverage ranging from one times annual earnings (as defined) to two times annual earnings (increased in certain instances to account for income tax obligations payable in respect of such supplemental coverage).

     The Company has also entered into an agreement with Mr. Henkel providing him with severance benefits if he is terminated without cause. The benefit amount payable to Mr. Henkel will equal twice his annual salary plus his last bonus plus distribution of 63,300 shares of Company stock under the provisions of a stock award granted to Mr. Henkel.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into agreements with each of the executive officers named above which provide that if the employment of a particular executive officer is terminated (by the Company or, under certain circumstances, by the executive officer) within five years following a change in control of the Company (as defined in such agreements), the executive will receive a lump sum severance payment from the Company equal to three times the sum of (a) the executive's highest annual salary from the date of the change in control to the date of termination plus (b) the highest bonus awarded to the executive during the period beginning five years prior to the change in control and ending on the date of termination. In addition, the executive will receive an amount approximating the Company's contribution which would have been made for such executive's account under the SSIP (including the related supplemental plan) during the three years following termination of employment and will be entitled during such three-year period to continue to participate in the Company's welfare employee benefit programs. For purposes of calculating the executive's retirement benefits, five years will be added to both the executive's age and service with the Company. The agreements further provide that if the payments described above constitute "excess parachute payments" under applicable provisions of the Internal Revenue Code and related regulations, the Company will pay the executive an additional amount sufficient to place the executive in the same after-tax financial position the executive would have been in if the executive had not incurred the excise tax imposed under Section 4999 of the Internal Revenue Code in respect of excess parachute payments.

PERFORMANCE GRAPH

     The following graph compares for the five years ended December 31, 2000, the cumulative total shareholder return on our common stock with the cumulative total return on the Standard & Poor's 500 Stock Index and with the cumulative total return on the Standard & Poor's Machinery-Diversified Index. The graph assumes that $100 was invested on December 31, 1995 in each of our common stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Machinery-Diversified Index and assumes the reinvestment of dividends.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                            TOTAL SHAREHOLDER RETURN

                               [COMPARISON GRAPH]

                                                          1995   1996   1997   1998   1999   2000
                                                          ----   ----   ----   ----   ----   ----
Ingersoll-Rand..........................................  $100   $129   $178   $211   $249   $192
S&P 500.................................................  $100   $123   $163   $210   $253   $230
S&P Machinery (Div.)....................................  $100   $125   $159   $121   $140   $144

         ITEM 2.  APPROVAL OF AMENDMENT OF INCENTIVE STOCK PLAN OF 1998

     The Board of Directors is submitting to the shareholders for approval amendments of the Incentive Stock Plan of 1998 (the "1998 Plan") to:

     - provide for an increase in the number of shares of common stock issuable under the 1998 Plan by 5,000,000; and

     - extend the termination date of the 1998 Plan to April 30, 2004.

     We have had shareholder approved incentive compensation programs in existence since 1959, to provide long-term incentives to key executives. The Board believes that these plans have proved to be an important means of attracting, holding and motivating key employees. Since the adoption of the 1998 Plan, we have expanded the number of employees who are eligible to participate in this program and have acquired a number of companies which also increased those eligible.

     The closing price of the common stock on the New York Stock Exchange composite tape on March 5, 2001 was $46.40.

                            DESCRIPTION OF 1998 PLAN

     The 1998 Plan, as originally adopted, authorized the grant through April 30, 2003, of up to 13,000,000 of stock incentives. As of March 5, 2001, we have granted an aggregate of 10,267,903 of such stock incentives and 2,732,097 are available for grant. The adoption of the proposed amendment will result in 7,732,097 being available for grant, which represents approximately 4.8% of the outstanding shares as of March 5, 2001. Of the total available stock incentives, no more than 20% shall be in the form of stock awards. Shares not issued because of the termination of individual stock incentives, or for other reasons, can be reused under the 1998 Plan.

     The 1998 Plan permits the grant of stock incentives to key employees as determined by the Compensation Committee. Approximately 1,600 employees are currently considered eligible for the grant of stock incentives. We cannot state the value or number of shares subject to any particular stock incentive to be granted to key employees, since these matters will be determined by the Compensation Committee in the future based on the guidelines described above under the heading "Executive Compensation -- Report of the Compensation and Nominating Committee". We expect, therefore, that key employees will continue to be granted stock incentives on a basis generally comparable to prior grants. During 2000, all current executive officers as a group were granted options to purchase a total of 495,000 shares of common stock at a weighted average exercise price of $50.6106, and all employees as a group were granted options (or stock appreciation rights) to purchase a total of 3,095,770 shares at a weighted average exercise price of $51.6975. In addition, stock awards were granted to all current executive officers as a group covering a maximum total of 199,167 shares of common stock and to all employees as a group covering a maximum total of 455,017 shares of common stock. Information concerning stock incentives granted to the executive officers named in the Summary Compensation Table is set forth under the heading "Executive Compensation."

     Other provisions of the 1998 Plan are summarized below.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     Stock options and stock appreciation rights are forms of stock incentives which are exercisable only after completion of at least 12 months of employment after the date of grant. Neither options nor stock appreciation rights may be granted at less than the fair market value of our common stock on the date of grant. The term of an option or a stock appreciation right cannot exceed ten years. It is not possible to amend, or to cancel and regrant, an option or a stock appreciation right to lower the exercise price.

     Stock appreciation rights entitle the holder to receive the difference between the fair market value of the common stock at the time of exercise and the fair market value at the time the rights were granted. Payment may be made in the sole discretion of the Compensation Committee in shares of common stock, in cash or in part common stock and part cash. Stock appreciation rights may be granted either independently or in conjunction with options, and may carry dividend equivalents which, as more fully discussed below under the heading "Dividend Equivalents," entitle the holder of the stock appreciation rights to payments equal to the cash dividends paid on shares equal to the number subject to stock appreciation rights.

     Options and stock appreciation rights terminate within specified periods upon the holder's termination of employment. However, if termination is the result of death, disability or retirement, an option or right may be exercised for up to three years following such termination, and the Compensation Committee may similarly extend the period for exercise by up to three years following termination for other reason. A holder of options or rights may not exercise them under any circumstances once they have expired.

     Shares purchased under an option must be paid for in full at the time of the exercise. However, such shares shall be paid for upon such terms as the Compensation Committee may permit, including cash, secured or unsecured debt, or by exchange for other property, including shares of common stock. Consequently, if an optionee also holds common stock having a fair market value greater than the option price, the optionee may be permitted to exchange the shares the optionee holds for a greater number, under the option.

OUTSIDE DIRECTOR STOCK OPTIONS

     Each director who is not a Company officer or employee is annually granted options to purchase 2,250 shares of common stock. These grants are made on the date of the first Board meeting following each year's annual meeting of shareholders. The exercise price is equal to the fair market value of the common stock on the date of grant. The options granted to non-employee directors are fully vested on the date of grant and become exercisable one year from the date of grant. The term of all non-employee director options is ten years from the date of grant. If the non-employee director retires or resigns, no options issued to the director will be exercisable more than five years following such retirement or resignation and no options will be exercisable more than three years after a director's death.

STOCK AWARDS

     The 1998 Plan permits the payment of incentive awards in shares of common stock. A stock award may, but need not, be contingent in whole or in part upon continued service with the Company or upon the attainment of certain pre-established Company performance objectives such as earnings per share or return on shareholders' equity. Stock subject to an award may be issued at the time the award is granted, or at any time thereafter, or in installments and may be subject to forfeiture as the Compensation Committee may decide.

     If the shares are not issued at the time of grant, the Compensation Committee may provide for the payment or crediting of dividend equivalents to the holder. In lieu of issuing shares, the Company may elect to pay cash equal to the then fair market value of the shares otherwise issuable.

DIVIDEND EQUIVALENTS

     The 1998 Plan permits the granting of dividend equivalents in connection with the grant of stock options, stock appreciation rights or stock awards to key employees. A dividend equivalent is the right to receive, immediately or on a deferred basis, an amount equivalent to all or part of the dividends paid or payable on a share of common stock subject to a stock incentive. Dividend equivalents may be awarded either at the time of a stock incentive or at any time thereafter. Dividend equivalents may be credited either in cash, shares of common stock or in common stock equivalents, valued at fair market value. Common stock equivalents entitle the holder to receive amounts equivalent to dividends paid on common stock or appreciation in value of common stock during the period the common stock equivalent is held, or both. Amounts representing dividends paid on common stock equivalents either may be paid in cash or may be credited in additional common stock equivalents. As the 1998 Plan has been administered, dividend equivalents have been credited only with regard to stock awards.

ADJUSTMENT AND CHANGE IN CONTROL PROVISIONS

     The 1998 Plan provides that in the event of a recapitalization, split-up or consolidation of shares of common stock or other significant corporate transaction involving the Company, shares subject to a stock incentive shall be equitably adjusted as to number, classification, exercise price or fair market value (in the case of stock appreciation rights) and date of exercise.

     The 1998 Plan also provides that under certain circumstances involving a change in control of the Company, the holders of stock incentives shall have the right to surrender such stock incentives in exchange for a cash payment based upon the then current fair market value of the common stock.

ADMINISTRATION AND AMENDMENT

     The 1998 Plan is administered by the Compensation Committee which is composed of disinterested independent directors. In general, the Compensation Committee may exercise all of the authority of the Company under the 1998 Plan except amending the Plan. In addition, all determinations in respect of awards to any key employee who is also a member of the Board of Directors are made, based upon the recommendations of such Committee, by a committee consisting of all "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934 and as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and the regulations issued under that provision.

     The 1998 Plan may be amended by the Board at any time without shareholder approval. No such amendment may, however, increase the total number of shares that may be issued under the Plan, permit a person who is not a key employee or a non-employee director to be granted a stock incentive, or extend the term of the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Under present law, a participant who is granted a stock option will not be subject to federal income tax at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Upon exercise of a non-qualified option (which all options granted under the 1998 Plan have been), the excess of the share's fair market value on the exercise date over the option price will be considered ordinary income. The Company is entitled to a tax deduction at the same time and in the same amount, provided that the Company complies with the applicable reporting requirements under the Code and the regulations promulgated thereunder. Upon the exercise of an incentive stock option (as defined in the Code), no taxable income will be recognized by the participant and the Company is not entitled to a tax deduction by reason of such exercise. However, if shares purchased pursuant to the exercise of an incentive stock option are sold within two years from the date of grant or within one year after the transfer of such shares to the participant, then the difference, with certain adjustments, between the fair market value of the shares at the date of exercise and the option prices will be considered ordinary income, and the Company will be entitled to a tax deduction at the same time and in the same amount. In the event of a sale of shares purchased upon exercise of either a nonqualified option or an incentive stock option, any appreciation above or depreciation below the fair market value at the date of exercise will generally qualify as capital gain or loss. If shares purchased upon the exercise of a nonqualified option are transferred to the participant subject to restrictions, then, depending upon the nature of the restrictions, the income realized by the participant and the Company's tax deduction may be deferred and measured by the excess of the fair market value of the shares over the option price at the time the restrictions lapse.

     Stock appreciation rights, stock awards and dividend equivalents will not result in taxable income upon grant unless the award is paid at the time of grant. Generally, the above grants will be taxable to the participants as compensation in the year when paid. The participant will recognize income in an amount equal to the sum of the cash and the fair market value of any shares received. The Company is entitled to a deduction at the same time and in the same amount, provided that the Company complies with the applicable Code withholding requirements. Any appreciation or depreciation on the sale of shares after transfer to the participant will result in capital gain or loss, and the Company will have no tax consequences with respect thereto.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

          ITEM 3.  APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the Company and its subsidiaries to examine the consolidated financial statements of the Company for the fiscal year ending December 31, 2001. The appointment of PricewaterhouseCoopers LLP is subject to approval by the shareholders at the annual meeting. PricewaterhouseCoopers LLP has been acting as our independent accountants for many years and, both by virtue of its long familiarity with the Company's affairs and its ability, is considered best qualified to perform this important function.

                             AUDIT COMMITTEE REPORT

     The members of the Audit Committee report to the shareholders of the Company as follows:

     - We have reviewed and discussed with the management of the Company the audited consolidated financial statements of the Company for the year ended December 31, 2000.

     - We have discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed with them under Statement of Auditing Standard No. 61 (Codification of Statements on Auditing Standards, AU 380).

     - We have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with PricewaterhouseCoopers LLP their independence.

     Based on the review and discussions referred to in this report, we have recommended to the Company's Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Richard J. Swift (Chair)
                                          Joseph P. Flannery
                                          Peter C. Godsoe
                                          H. William Lichtenberger
                                          Orin R. Smith
                                          Tony L. White

                             AUDIT AND RELATED FEES

     PricewaterhouseCoopers LLP has performed a variety of services for the Company in addition to auditing our financial statements. The fees they have billed for the various types of services performed by them were as follows:

     - Audit Fees -- Fees of $3.3 million for services performed for the audit of our annual consolidated financial statements for the year 2000 and the reviews of the consolidated financial statements included in our Forms 10-Q filed during 2000 with the Securities and Exchange Commission.

     - All Other Fees -- Fees of $12.9 million for all other services. These services consisted primarily of tax consulting, benefit plan administration, due diligence services relating to the possible purchase or sale of business units, audits of subsidiaries required by local law and audit and accounting services relating to pension plans, financings, and sales or potential sales of business units.

     PricewaterhouseCoopers LLP did not perform any services relating to the design or implementation of financial information systems.

     The Audit Committee has determined that the provision of the services described under "All Other Fees" is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                          TRANSACTIONS WITH MANAGEMENT

     Since January 1, 2000, we have engaged in transactions in the ordinary course of business with, or have used products or services of, a number of organizations in which our directors have interests. The amounts involved have in no case been material in relation to our business and we believe that they have not been material in relation to the businesses of the other organizations or to the individual directors concerned. It is expected that we may continue to engage in similar transactions with such organizations in the future.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all
Section 16(a) filing requirements were complied with for the year 2000.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

     Any proposal by a shareholder intended to be presented at the 2002 Annual Meeting of Shareholders of the Company must be received at the Company's principal executive offices at 200 Chestnut Ridge Road (P.O. Box 8738), Woodcliff Lake, New Jersey 07677, Attn: Vice President and Secretary, no later than November 19, 2001, for inclusion in the proxy materials relating to that meeting.

     The Company's By-laws, as amended, set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with annual meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders' meeting. All such nominations must be made following written notice to the Secretary of the Company accompanied by certain background and other information specified in the By-laws. In connection with any annual meeting, written notice of a shareholder's intention to make such nominations must be given to the Secretary not later than the date which is 90 days in advance of the anniversary of the immediately preceding annual meeting or, if the date of the annual meeting occurs more than 30 days before, or 60 days after, the anniversary of such immediately preceding annual meeting, not later than the seventh day after the date on which notice of such annual meeting is given.

     In order for you to bring other business before a shareholder meeting, timely notice must be received by our Secretary within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

Dated: March 16, 2001

                           DIRECTIONS TO THE MEETING

FROM J.F. KENNEDY AIRPORT -
Take the Van Wyck Expressway North to the Grand Central Parkway West to the Triboro Bridge. Cross the Triboro Bridge and take the Major Deegan Expressway North to the George Washington Bridge. Cross the George Washington Bridge and take Interstate Route 80 West to Garden State Parkway North to Exit 171.

Leave the Garden State Parkway at Exit 171, turn left at Glen Road, cross under the Garden State Parkway and turn left on Chestnut Ridge Road south approximately 3/4 of a mile to Ingersoll-Rand.

FROM LAGUARDIA - Take the Grand Central Parkway West and follow the same route as described above from J.F. Kennedy Airport.

FROM NEWARK - Take the New Jersey Turnpike North to Interstate Route 80 West and follow the same route as described above from J.F. Kennedy Airport.

FROM MANHATTAN - Take the West Side Highway North to the Henry Hudson Parkway to the George Washington Bridge. Then follow the same route as described above from J.F. Kennedy Airport.

FROM THE NEW YORK THRUWAY - Follow signs leading to the Garden State Parkway. The first exit southbound on the Garden State Parkway connection is Schoolhouse Road. Turn left off the ramp on Schoolhouse Road and travel one mile to Summit Avenue. Turn right on Summit Avenue and proceed approximately one mile to Chestnut Ridge Road. Turn left on Chestnut Ridge Road and continue south approximately two miles to Ingersoll-Rand.

                                                                      APPENDIX A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee (the "Committee") is appointed by the Board of Directors to assist the Board in fulfilling its responsibilities to the shareholders and the investment community by overseeing that:

     1. Management has maintained the integrity of the accounting policies and financial reporting and disclosure practices of the Company.

     2. Management has established and maintained an adequate system of internal controls within the Company to support the financial and business environment.

     3. Management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and corporate policy.

     The Committee shall be comprised of three or more directors appointed by the Board, each of whom shall be independent and, as determined by the Board consistent with New York Stock Exchange guidelines, free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee.

     All members of the Committee shall be financially literate, defined as being able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment. In addition, at least one member of the Committee shall have accounting and related financial management expertise, as determined by the Board.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. At each of the four regularly scheduled meetings, and at other meetings as necessary, the Committee shall meet with the senior internal auditing executive and the Company's independent accountants in separate executive sessions to discuss any matters that the Committee or any of the aforementioned believes should be discussed privately.

     The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Committee shall:

     - review and reassess the adequacy of this Charter annually or more often as conditions dictate, and recommend proposed changes to the Board.

     - review the annual audited financial statements with management and the independent accountants, including a discussion of significant issues regarding the accounting and auditing principles and practices as well as the adequacy of the internal controls.

     - discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit or review of the quarterly financial statements as included in the 10-Q.

     - consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as recommended by the independent accountants, management or the internal auditing department.

     - review significant accounting and reporting issues, including recent professional and regulatory pronouncements.

     - recommend to the Board of Directors the selection (or the nomination for shareholder approval) of the independent accountants, which firm is ultimately accountable to the Committee and the Board.

     - review the performance of the independent accountants and, when circumstances warrant, recommend to the Board the replacement (or the nomination for shareholder approval) of the independent accountants.

     - review and discuss with the independent accountants, in order to satisfy itself as to their independence, all relationships that would reasonably be thought to bear on the objectivity and independence of the independent accountants. Ensure the receipt of the independent accountants' annual independence statement.

     - review with the independent accountants and financial management of the Company the scope and staffing of the proposed audit for the current year and, at the conclusion thereof, review such audit including any comments or recommendations of the independent accountants.

     - review management's monitoring of compliance with the Company's Code of Conduct, including the Foreign Corrupt Practices Act.

     - review with the General Counsel any legal matters, including litigation and regulatory matters, which could have a significant impact on the Company's financial statements.

     - review the appointment and replacement of the senior internal auditing executive.

     - cause to be issued the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     - report to the Board all significant issues discussed and make recommendations to be acted upon by the Board.

     - perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

[INGERSOLL-RAND LOGO]

                              TWO NEW WAYS TO VOTE
                          VOTE BY INTERNET OR TELEPHONE
                         24 HOURS A DAY - 7 DAYS A WEEK
               SAVE YOUR COMPANY MONEY - IT'S FAST AND CONVENIENT


                                    TELEPHONE
                                 1-800-520-9271

     -    Use any touch-tone telephone.

     -    Have your proxy card ready.

     -    Enter your Control Number located in the box below.

     -    Follow the simple recorded instructions.

OR

                                    INTERNET
                         http://proxy.shareholder.com/ir

     -    Go to the website address listed above.

     -    Have your proxy card ready.

     -    Enter your Control Number located in the box below.

     -    Follow the simple instructions on the website.

OR

                                      MAIL

     -    Mark, sign and date your proxy card.

     -    Detach your proxy card.

     -    Return your proxy card in the postage-paid envelope provided.


Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

                                                            1-800-520-9271
                                                       CALL TOLL-FREE TO VOTE

                                                           CONTROL NUMBER
                                                   FOR INTERNET/TELEPHONE VOTING



 - DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE -



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES, AND A VOTE FOR PROPOSAL 2 AND PROPOSAL 3.

1.  Election of the following nominees      FOR all nominees            WITHHOLD AUTHORITY to vote                  *EXCEPTIONS
    as Directors                            listed below                for all nominees listed below

                                                [ ]                             [ ]                                     [ ]

Nominees:  01 - P. C. Godsoe, 02 - C. J. Horner, 03 - O. R. Smith

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
--------------------------------------------------------------------------------


2.  Approval of amendment of Incentive Stock Plan of 1998.

                             FOR  [ ]     AGAINST  [ ]     ABSTAIN   [ ]

3.  Ratification of appointment of independent accountants.

                             FOR  [ ]     AGAINST  [ ]     ABSTAIN   [ ]

Change of Address and       [ ]
or Comments Mark Here

DATED______________________________, 2001

SIGNED __________________________________

SIGNED __________________________________

VOTES MUST BE INDICATED (X) IN BLACK
OR BLUE INK AS IN THIS EXAMPLE. [X]

                             - PLEASE DETACH HERE -

              YOU MUST DETACH THIS PORTION OF THE PROXY CARD BEFORE
                      RETURNING IT IN THE ENCLOSED ENVELOPE

[INGERSOLL-RAND LOGO]                      World Headquarters
                                           Ingersoll-Rand Company
                                           Woodcliff Lake, New Jersey 07677-8738

                                                    March 16, 2001
Dear Shareholder:

It is my pleasure to invite you to Ingersoll-Rand Company's 2001 Annual Meeting of Shareholders. The meeting will be held at 11:00 a.m. on Wednesday, May 2, 2001, at the Company's executive offices in Woodcliff Lake, New Jersey.

The enclosed Notice of Meeting and Proxy Statement covers the formal business of the meeting, which includes the election of directors, the amendment of our Incentive Stock Plan of 1998 and the ratification of the appointment of the independent accountants for the coming year. Also during the meeting, management will address other corporate matters which may be of interest to you as a shareholder.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete, sign and mail the attached proxy card as soon as possible. If you attend the meeting and wish to vote in person, the ballot that you submit will supersede your proxy.

Sincerely,

/s/HERBERT L. HENKEL
---------------------------
Herbert L. Henkel
Chairman, President
and Chief Executive Officer



                             INGERSOLL-RAND COMPANY
     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                           OF SHAREHOLDERS MAY 2, 2001

The undersigned hereby appoints HERBERT L. HENKEL, DAVID W. DEVONSHIRE and PATRICIA NACHTIGAL, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all shares of stock of Ingersoll-Rand Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company's executive offices, 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey, on Wednesday, May 2, 2001, at 11:00 A.M., or at any adjournments thereof, with all the powers the undersigned would possess, including cumulative voting rights, if then and there personally present, upon the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated March 16, 2001, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ABOVE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

This card also constitutes your voting instructions with respect to shares held in accounts under the Company's Savings and Stock Investment Plan and similar plans of the Company and its subsidiaries.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN
IN THE ACCOMPANYING ENVELOPE.

                                              INGERSOLL-RAND COMPANY
                                              P.O. BOX 11266
                                              NEW YORK, N.Y. 10203-0266